UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 11, 2008
SANTARUS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-50651	33-0734433
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
3721 Valley Centre Drive, Suite 400, San Diego, California 92130
(Address of Principal Executive Offices) (Zip Code)
(858) 314-5700
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 9.01. Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
EXHIBIT 10.1
EXHIBIT 10.2

Item 1.01. Entry into a Material Definitive Agreement.
     On July 11, 2008, Santarus, Inc. (“Santarus”) entered into an Amended and Restated Loan and Security Agreement (the “Amended Loan Agreement”) with Comerica Bank (“Comerica”). The Amended Loan Agreement amends and restates the terms of the original Loan and Security Agreement entered into between Santarus and Comerica in July 2006.
     The credit facility under the Amended Loan Agreement consists of a revolving line of credit, pursuant to which Santarus may request advances in an aggregate outstanding amount not to exceed $25,000,000. Under the Amended Loan Agreement, the revolving loan bears interest, as selected by Santarus, at either the variable rate of interest, per annum, most recently announced by Comerica as its “prime rate” plus one half of one percent (0.50%) or the LIBOR rate (as computed in the Amended and Restated LIBOR Addendum to the Amended Loan Agreement) plus three percent (3.00%). Interest payments on advances made under the Amended Loan Agreement are due and payable in arrears on the first calendar day of each month during the term of the Amended Loan Agreement.
     Amounts borrowed under the Amended Loan Agreement may be repaid and re-borrowed at any time prior to July 11, 2011. There is a non-refundable unused commitment fee equal to one half of one percent (0.50%) per annum on the difference between the amount of the revolving line and the average daily balance outstanding thereunder during the term of the Amended Loan Agreement, payable quarterly in arrears. The Amended Loan Agreement will remain in full force and effect for so long as any obligations remain outstanding or Comerica has any obligation to make credit extensions under the Amended Loan Agreement. Loan proceeds are expected to be used by Santarus to support its ongoing working capital needs and for other corporate purposes.
     Amounts borrowed under the Amended Loan Agreement are secured by all personal property of Santarus, including but not limited to all accounts receivable, deposit accounts, equipment, inventory, general intangibles and all cash proceeds relating to the foregoing. However, the collateral does not include any intellectual property, such as patents, copyrights, trademarks, servicemarks and applications therefor, now owned or hereafter acquired, or any claims for damages by way of any past, present and future infringement of any such intellectual property; provided, that the collateral includes all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, such intellectual property.
     Under the Amended Loan Agreement, Santarus is subject to specified affirmative and negative covenants, including limitations on its ability: to enter into certain change of control events; to convey, sell, lease, license, transfer or otherwise dispose of assets; to create, incur, assume, guarantee or be liable with respect to specified indebtedness; to grant liens; to pay dividends and make specified other restricted payments; and to make investments.
     In addition, under the Amended Loan Agreement Santarus is required to maintain a balance of cash with Comerica in an amount of not less than $4,000,000 and to maintain any other cash balances with either Comerica or another financial institution covered by a control agreement for the benefit of Comerica. Santarus is also subject to specified financial covenants with respect to a minimum liquidity ratio and, in specified limited circumstances, minimum EBITDA requirements.
     In the event of (i) Santarus’ failure to pay any of the obligations when due, (ii) Santarus’ failure to perform any obligation or covenant under the Amended Loan Agreement, subject to a cure period, (iii) a defective first priority security interest on the part of Comerica in any of the collateral, (iv) a material adverse event, as defined in the Amended Loan Agreement, (v) attachment of a material portion of Santarus’ assets, subject to a cure period, (vi) Santarus’ insolvency, (vii) a default or failure to perform under any agreement which results in a specified dollar amount of indebtedness or could reasonably be expected to have a material adverse effect, as defined in the Amended Loan Agreement, (viii) the payment on subordinated debt, not otherwise agreed to by Comerica, (ix) an uninsured judgment in excess of a specified amount and (x) any material misrepresentation or misstatement in connection with entering into the Amended Loan Agreement, Comerica has the right to accelerate the amounts outstanding under the Amended Loan Agreement, in addition to other associated rights including taking possession of the collateral. The Amended Loan Agreement contains customary representations, warranties, covenants, agreements and indemnities.
     The Amended Loan Agreement, and the associated Amended and Restated LIBOR Addendum, are being filed with this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference. The foregoing description of the Amended Loan Agreement, and the associated Amended and Restated LIBOR Addendum, is qualified in its entirety by reference to such exhibits.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     (a) The information set forth in Item 1.01 above is incorporated into this Item 2.03(a) by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
10.1	Amended and Restated Loan and Security Agreement, dated as of July 11, 2008, by and between Santarus, Inc. and Comerica Bank.

10.2	Amended and Restated LIBOR Addendum to Loan and Security Agreement, dated as of July 11, 2008, by and between Santarus, Inc. and Comerica Bank.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANTARUS, INC.

Date: July 14, 2008	By:	/s/ Gerald T. Proehl

	Name:	Gerald T. Proehl
	Title:	President and Chief Executive Officer

EXHIBIT INDEX
10.1	Amended and Restated Loan and Security Agreement, dated as of July 11, 2008, by and between Santarus, Inc. and Comerica Bank.
10.2	Amended and Restated LIBOR Addendum to Loan and Security Agreement, dated as of July 11, 2008, by and between Santarus, Inc. and Comerica Bank.